SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TANGO INCORPORATED
(Exact name of registrant as specified in its charter)

Environmental Strategies and Technologies International, Inc.
(Former name of Registrant)

Florida	98-019822
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

620-1207 11TH Ave SW, Calgary, Alberta T2COM5
(Address of Principal Executive Offices including zip code)

2003 Employee Option Plan
(Full title of the plan)

Todd Violette
Tango Incorporated
620-1207 11th Ave SW
Calgary, Alberta T2COM5
(403) 228-6962

with a copy to
David J. Feingold, Esq.
Feingold & Kam, Attorneys At Law
3300 PGA Blvd. Suite 410
Gardens Plaza Office Tower
Palm Beach Gardens, Florida 33410
(Name and address of agent for service)

561-630-6727
(Telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale: As soon as practicable after the Registration Statement becomes effective.

1

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	510,000	$.09	$45,900	$ 5.82

1)     Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price or actual total issuance of all shares set forth herein. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price in the market for the common stock on January 23, 2004.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

        The name of the registrant is Tango Incorporated f/k/a Environmental Strategies and Technologies International, Inc. (the “Registrant”). The name of the plan is the 2003/2004 compensation plan to pay for attorneys fees incurred and owing (the “Plan”). Under the Plan, the Plan administrators may pay outstanding attorney fee bills either previously owed or to be incurred in the future through the issuance of common stock or the negotiation of services for the payment in common stock. The present issuance is for attorneys fees incurred, which are due and owing and have an aggregate value based on the present stock price of the Registrant of approximately $45,000.

DESCRIPTION OF REGISTRANT'S SECURITIES

The authorized capital of the Registrant is 400,000,000 shares of Common Stock having a par value of $0.001, 20,000,000 shares of Preferred Stock having a par value of $0.001 and 12,000,000 shares of Class B Common Shares having a par value of $0.00, each Class B Common Share having super voting rights.

Each share of the Common Stock is entitled to one vote on all matters to be voted on by the shareholders, such as the election of certain directors and other matters that directly impact the rights of the holders of such class. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available thereof. In the event of any dissolution, winding up or liquidation of the Company, the shares of Common Stock will share ratably in all the funds available for distribution after payment of all debts and obligations. The holders of Common Stock are subject to any rights that may be fixed for holders of preferred stock as designated upon issuance.

ISSUANCE OF SHARES

At the direction of the Registrant’s Board of Directors, the attorneys of the Registrant are eligible to participate in the Plan. In the case of attorneys who are owed money, the Registrant may waive the receipt of any exercise price in lieu of additional money owed to the attorney with the plan administrator determining the fair market value of services.

RESALE RESTRICTIONS

        There are no restrictions on resale upon the purchasers of the Stock from the attorneys.

ITEM 2. Registrant Information and Employee Plan Annual Information

        The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2003 and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to July 31, 2003 are incorporated by reference into this Prospectus. Copies of these documents are available to any eligible employee and consultant, without charge, upon written or oral request made to the Registrant at 620-1207 11th Ave SW, Calgary Alberta T2C OM5 or telephone number (1-403-228-6962)

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a)     The Registrant’s Form SB-2 filed February 27, 2001 and all amendments thereto filed under Section 13(a) or 15(d) of Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)     The Company’s 10-KSB for the fiscal year ended July 31, 2003 and all amendments thereto filed under Section 13(a) or 15(d) of the Exchange Act.

(c)     The Registrant’s Form 10-QSB/A for the period ended October 31, 2003.

(d)     All other reports which may be filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

(e)     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposed of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The class of securities to be offered hereby has been registered under Section 12(b) of the Exchange Act by the registrant, and incorporated by reference.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities offered will be passed upon for the Registrant by David J. Feingold, Esq. of the law firm of Feingold & Kam.

The Company consents to the incorporation by reference of their report on the audited financial statements contained in the Form 10-KSB filed for the year ended July 31, 2003.

Item 6. Indemnification of Directors and Officers.

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Florida, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on behalf of the Registrant to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

To the extent permitted under Florida statutes, the Registrant may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person’s current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders; (2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

To the extent that our director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we may indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Florida law also allows Florida corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Our By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Exhibit Index and Exhibits attached hereto.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

(i)     Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     Include any additional or changed material information on the plan of distribution.

(2)     For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.

(4)     For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta on June 30, 2003. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Tango Incorporated

/s/ Todd Violette
By: Todd Violette, Officer and Director
620-1207 11th Ave SW
Calgary, Alberta T2C OM5
403-228-6962

/s/ Sameer Hirji
By: Sameer Hirji, Officer and Director

EXHIBIT INDEX

Exhibit No.	Exhibit Item
3.1 3.2 3.3 4.1 5 10.1 23	Articles of Incorporation and Form 10-QSB for the period ended amendments thereto April 30, 2003

Articles of Amendment (Name Change)

Bylaws Form 10-QSB for the period ended March 31, 1999

2003 Employee Stock Option Plan Filed herewith

Opinion Re: Legality and Consent Filed herewith

2003/04 Stock Option Plan

Consent of Experts